Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:

Ramsey Hamadi

Senior Executive Vice President, Chief Finance Officer

(336) 369-0900

ramsey.hamadi@newbridgebank.com

NewBridge Bancorp Announces Private Placement of Subordinated Notes

Greensboro, N.C., March 14, 2014 – NewBridge Bancorp (NASDAQ: NBBC), parent of NewBridge Bank, today announced that it has placed $15.5 million in subordinated notes with certain accredited investors, including members of its board of directors.  Pressley A. Ridgill, President and Chief Executive Officer of NewBridge Bancorp said, “Subordinated debt is a form of low-cost regulatory capital.  We intend to use the proceeds from the issuance to retire $15 million of more expensive preferred securities.”

FIG Partners, LLC served as placement agent for the subordinated debt issuance.

Disclosures About Forward-Looking Statements

The discussions included in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including Section 21E of the Securities Exchange Act of 1934 and Section 27A of the Securities Act of 1933. Such statements involve known and unknown risks, uncertainties and other factors that may cause actual results to differ materially. For the purposes of these discussions, any statements that are not statements of historical fact may be deemed to be forward-looking statements. Such statements are often characterized by the use of qualifying words such as “expects,” “anticipates,” “believes,” “estimates,” “plans,” “projects,” or other statements concerning opinions or judgments of NewBridge and its management about future events. The accuracy of such forward-looking statements could be affected by factors including, but not limited to, the financial success or changing conditions or strategies of NewBridge’s clients or vendors, fluctuations in interest rates, actions of government regulators, the availability of capital and personnel or general economic conditions. Additional factors that could cause actual results to differ materially from those anticipated by forward-looking statements are discussed in NewBridge’s filings with the Securities and Exchange Commission, including without limitation its annual report on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. NewBridge undertakes no obligation to revise or update these statements following the date of this press release.

About NewBridge Bank

NewBridge Bank is a full-service, state-chartered community bank headquartered in Greensboro, North Carolina. As one of the largest community banks in the state, NewBridge Bank serves small to midsize businesses, professionals and consumers with a comprehensive array of financial services, including retail and commercial banking, private banking, wealth management and mortgage banking. NewBridge Bank currently has assets of approximately $2.0 billion with 36 branches and several loan production offices throughout North Carolina. The stock of NewBridge Bancorp, the Bank’s parent company, trades on the NASDAQ Global Select Market under the symbol “NBBC.”